NEWS FROM:		Exhibit 99.1

GRIFFIN LAND & NURSERIES, INC.	CONTACT:
Anthony Galici
Chief Financial Officer
(860) 653-4541

GRIFFIN ANNOUNCES FOURTH QUARTER RESULTS

NEW YORK, NEW YORK (March 3, 2006) Griffin Land & Nurseries, Inc. (Nasdaq: GRIF) (“Griffin”) today reported a 2005 fourth quarter operating loss of ($1,861,000) on total revenue of $8,804,000, as compared to an operating loss of ($1,461,000) on total revenue of $5,460,000 for the 2004 fourth quarter. For the 2005 full year, Griffin reported an operating loss of ($4,761,000) on total revenue of $41,889,000, as compared to an operating loss of ($3,994,000) on total revenue of $41,270,000 for the 2004 full year.

The increase in the 2005 fourth quarter operating loss as compared to the 2004 fourth quarter operating loss principally reflects an increase in the operating loss at Imperial Nurseries, Inc. (“Imperial”), Griffin’s subsidiary in the landscape nursery business, partially offset by higher operating profit at Griffin Land, Griffin’s Connecticut and Massachusetts based real estate division. The increase in Imperial’s operating loss was principally due to higher cost of goods sold, reflecting $1.7 million of charges for unsaleable inventories, including the write-down of certain inventories where carrying values exceeded their projected net realizable values, in the 2005 fourth quarter as compared to charges for unsaleable inventories of $0.3 million in the 2004 fourth quarter. Partially offsetting the higher inventory charges was the effect of higher sales by Imperial in the 2005 fourth quarter as compared to the 2004 fourth quarter. In an effort to improve Imperial’s operating results and better align production with expected sales, Imperial expects to reduce future production at its northern Florida growing operation, which has incurred most of the inventory charges the past two years.

Operating profit at Griffin Land increased in the 2005 fourth quarter as compared to the 2004 fourth quarter due to gains on sales of undeveloped land in the 2005 fourth quarter. There were no land sales in the 2004 fourth quarter. Results from Griffin Land’s leasing operations were effectively unchanged in the 2005 fourth quarter as compared to the 2004 fourth quarter, as higher rental revenue was substantially offset by higher building operating expenses and higher depreciation and amortization expenses.

Griffin’s 2005 full year operating loss increased over the 2004 full year operating loss principally due to an increase in the operating loss at Imperial and higher general corporate expense, partially offset by higher operating profit at Griffin Land. The increase in Imperial’s operating loss was principally due to higher cost of goods sold, reflecting inventory charges of $3.1 million in the 2005 full year as compared to $1.1 million in the 2004 full year. The increase in operating profit at Griffin Land principally reflected an increase in gains on property sales in the 2005 full year. General corporate expense was higher in the 2005 full year as compared to the 2004 full year principally due to increased costs in preparation for the adoption of Section 404 of the Sarbanes-Oxley Act and costs related to the restatement of prior years' financial statements, partially offset by lower incentive compensation expense in the 2005 full year.

Griffin reported a 2005 fourth quarter net loss of ($1,017,000) and a basic and diluted net loss per share of ($0.20) as compared to a 2004 fourth quarter net loss of ($1,173,000) and a basic and diluted net loss per share of ($0.24). For the 2005 full year, Griffin reported a net loss of ($1,368,000) and a basic and diluted net loss per share of ($0.27) as compared to net income of $30,988,000 and basic and diluted net income per share of $6.31 and $6.06, respectively, for the 2004 full year.

The 2004 full year period included a pretax gain of $52.2 million from the sale of Griffin’s investment in Centaur Communications, Ltd. (“Centaur”) and a related foreign currency exchange gain. The 2005 full year includes a pretax gain of $3.2 million from the sale of Griffin’s investment in Shemin Acquisition Corporation (“Shemin Acquisition”). Immediately prior to that sale, Griffin exchanged a portion of its common stock of Shemin Acquisition for common stock of Shemin Nurseries Holding Corp. (“Shemin Nurseries”), which operates a landscape nursery business through its subsidiary. Including a subsequent cash distribution from Shemin Nurseries, Griffin received total cash proceeds of $7.4 million this year from the sale of its investment in Shemin Acquisition and the subsequent cash distribution received from Shemin Nurseries. Griffin continues to hold its 14% ownership investment in Shemin Nurseries.

As recently announced, Griffin Land has entered into a Purchase and Sale Agreement with Walgreen Co. (“Walgreen”) for the sale of approximately 130 acres of undeveloped land in the New England Tradeport (the “Tradeport”), Griffin Land’s 600 acre industrial park located in Windsor and East Granby, Connecticut. The purchase price is $13 million to be paid in cash at closing. The completion of this transaction is contingent on several factors, including approvals from state and local governmental authorities regarding traffic and site plan approvals for the distribution facility proposed to be built by Walgreen and Walgreen’s satisfactory completion of due diligence on the land to be sold. If completed under its present terms, Griffin expects to record a substantial pretax gain from this proposed transaction. There is no assurance that this proposed transaction will be completed.

Forward-Looking Statements:
This Press Release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Although Griffin believes that its plans, intentions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved including receiving the required governmental approvals for the development proposed under the land sale contemplated above and satisfactory completion of due diligence by the purchaser. The projected information disclosed herein is based on assumptions and estimates that, while considered reasonable by Griffin as of the date hereof, are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, many of which are beyond the control of Griffin.

Griffin Land & Nurseries, Inc.
Consolidated Condensed Statements of Operations
(amounts in thousands, except per share data)
(unaudited)

	Fourth Quarter Ended,				Fiscal Year Ended,
	Dec. 3, 2005		Nov. 27, 2004		Dec. 3, 2005		Nov. 27, 2004

Revenue
Landscape nursery net sales	$4,324		$2,797		$27,661		$27,421
Rental revenue and property sales	4,480		2,663		14,228		13,849
Total revenue	8,804		5,460		41,889		41,270

Operating profit (loss):
Landscape nursery business	(2,265)		(664)		(3,680)		(2,152)
Real estate business	1,313	(1)	301	(1)	2,340	(1)	826	(1)
General corporate expense	(909)		(1,098)		(3,421)		(2,668)
Total operating loss	(1,861)		(1,461)		(4,761)		(3,994)

Gain on sale of Shemin Acquisition Corporation	-		-		3,235		-
Gain on sale of Centaur Communications, Ltd.	-		-		-		51,107
Foreign currency exchange gain	-		-		-		1,070
Interest expense, net of interest income, dividend income and gains on short-term investments	(165)		(311)		(1,058)		(2,402)
(Loss) income before taxes	(2,026)		(1,772)		(2,584)		45,781

Income tax (benefit) provision	(1,009)		(599)		(1,216)		15,121
(Loss) income before equity investment	(1,017)		(1,173)		(1,368)		30,660

Equity income from Centaur Communications, Ltd.	-		-		-		328

Net (loss) income	$(1,017)		$(1,173)		$(1,368)		$30,988

Basic net (loss) income per common share	$(0.20)		$(0.24)		$(0.27)		$6.31

Diluted net (loss) income per common share	$(0.20)		$(0.24)		$(0.27)		$6.06

Weighted average common shares outstanding
for computation of basic per share results	5,000		4,950		4,980		4,911

Weighted average common shares outstanding
for computation of diluted per share results	5,000		4,950		4,980		5,108

(1) Operating profit reported for Griffin Land is after depreciation and amortization expense, principally related to real estate properties, of $1.1 million and $0.9 million in the 2005 and 2004 fourth quarters, respectively, and $3.9 million and $3.3 million in the 2005 and 2004 full year periods, respectively.